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EXHIBIT (8)(p)


STATE STREET BANK AND TRUST COMPANY
Custodian Fee Schedule - Amendment

SANFORD C. BERNSTEIN FUND, INC.

- Bernstein Government Short Duration Portfolio
- Bernstein Short Duration Plus Portfolio
- Bernstein New York Municipal Portfolio
- Bernstein Diversified Municipal Portfolio
- Bernstein Intermediate Duration Portfolio
- Bernstein California Municipal Portfolio
- Bernstein Short Duration New York Municipal Portfolio
- Bernstein Short Duration California Municipal Portfolio
- Bernstein Short Duration Diversified Municipal Portfolio

XIV. BALANCE CREDIT

A balance credit equal to 90% of the 90-day Treasury Bill rate, in effect the last business day of each month, will be applied to the Custodian Demand Deposit Account (U.S.) balance, net of check redemption service overdrafts, on a pro-rated basis against the fund's Custodian Fees, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.

The credit becomes effective on June 1, 1995.

SANFORD C. BERNSTEIN FUND, INC.
By:     Jean Margo Reid
Title:  Secretary
Date:   December 8, 1995

STATE STREET BANK & TRUST CO.
By:     Timothy Panaro
Title:  Vice President
Date:   October 30, 1995